NEWS RELEASE
  Contact: Tony Squeglia
           Coyote Network Systems
           (818) 735-5385
           email: Asqueglia@cyoe.com

      Coyote Network Systems Completes $15 Million Equity Private Placement

     To Position for Growth in ASP Market; To Deliver IP-based Applications

Westlake Village, CA - February 4, 2000 - Coyote Network Systems, Inc. (Nasdaq:
CYOE) today announced it completed a $15 million equity private placement to a group of new and existing investors, primarily domestic and institutional investors. The Company sold 3,157,895 shares of unregistered Convertible Preferred Stock. The Convertible Preferred Shares will pay a dividend of 6% per year and are convertible into the Company's common stock at a fixed rate of $4.75 per share. The Company expects to file for registration of the common stock later this year.

The Company plans to use the proceeds from this transaction to enhance its position in the application service provider (ASP) market as well as to deliver revenue-generating Internet Protocol (IP)-based applications to business and individual customers on Coyote's own branded network.

"This transaction significantly improves our ability to grow a branded network that will deliver applications right to the desktop," said James R. McCullough, chief executive officer, Coyote Network Systems. "Specifically, we will be delivering IP-based interactive software, from simple applications such as e-mail and voice over IP to more complex applications involving secure e-commerce to large and small businesses and residential customers. Our competitive local exchange carrier, INET Interactive Network System, currently has more than 20,000 customers. This gives us a substantial advantage in incubating and testing cutting- edge applications before deploying them on a larger scale."

About Coyote Network Systems

Based in Westlake Village, CA, the Company provides telecom switching equipment, network carrier services, and applications primarily to emerging and entrepreneurial carriers. The Company delivers revenue-generating solutions that enable carriers to bundle local, long distance and Internet services. The Company is positioned to take advantage of high growth opportunities in Voice over Internet Protocol (VoIP), next generation networks and application services. For more information, please visit the Company's Web site: www.cyoe.com, or call 1-800-588-3000.

The statements in this news release may be considered "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance suggested in this news release. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For more complete information, please refer to the Company's Form 10-K, Form 10-Q and other filings with the SEC.